                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to File
       Reports Under Section 13 and 15(d) of the Securities Exchange Act
                                    of 1934.
                        Commission File Number 001-08452

                            The Vons Companies, Inc.
             (Exact name of registrant as specified in its charter)

                             618 Michillinda Avenue
                           Arcadia, California 91007
                                 (818) 821-7897
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.10 par value
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i)     [X]             Rule 12h-3(b)(1)(ii)    [ ]
                Rule 12g-4(a)(1)(ii)    [ ]             Rule 12h-3(b)(2)(i)     [ ]
                Rule 12g-4(a)(2)(i)     [ ]             Rule 12h-3(b)(2)(ii)    [ ]
                Rule 12g-4(a)(2)(ii)    [ ]             Rule 15d-6              [ ]
                Rule 12h-3(b)(1)(i)     [X]

        Approximate number of holders of record as of the certification or notice date: One

        Pursuant to the requirements of the Securities Exchange Act of 1934, The Vons Companies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        By:     /s/ Terrence J. Wallock
                                                ----------------------------
                                                Terrence J. Wallock
                                                Executive Vice President,
                                                General Counsel and Secretary

DATE:  April 8, 1997